EXHIBIT (k)(iv)
 AUCTION AGENCY AGREEMENT BETWEEN THE FUND AND BANKERS TRUST COMPANY NOW KNOWN AS DEUTSCHE BANK AMERICAS TRUST COMPANY









                         BOULDER TOTAL RETURN FUND, INC.


                  ---------------------------------------------

                            AUCTION AGENCY AGREEMENT

                           Dated as of August 3, 2000

                                   Relating to

                         Auction Market Preferred Stock

                                       of

                         Boulder Total Return Fund, Inc.


                 ----------------------------------------------


                             BANKERS TRUST COMPANY,
                                As Auction Agent

         AUCTION AGENCY AGREEMENT, dated as of August 3, 2000 between BOULDER TOTAL RETURN FUND, INC., a Maryland corporation (the "Company") and BANKERS TRUST COMPANY, a New York banking corporation (the "Auction Agent").

        WHEREAS. the Company proposes to offer, issue and sell shares of Auction Market Preferred Stock ("AMPS") pursuant to its Articles of Incorporation as amended by the Articles Supplementary (as defined below). The Company desires that the Auction Agent perform certain duties in connection with the AMPS upon the terms and subject to the conditions of this Agreement, and hereby appoints the Auction Agent to act in the capacities set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Company and the Auction Agent agree as follows:

1)   Definitions and Rules of Construction.

     a) Terms Defined by Reference to Articles Supplementary. Capitalized terms not defined herein shall have the respective meanings as specified in Parts I and II of the Articles Supplementary.

     b) Terms Defined Herein. As used in the herein and in the Settlement Procedures, the following terms shall have the following meanings, unless the context otherwise requires:

          i) "Agent Member" of any Person shall mean the member of, or participant in, the Securities Depository that will act on behalf of a Bidder.

          ii) "AMPS" shall mean the preferred stock, par value $.01 per share, of the Company designated as its Auction Market Preferred Stock.

          iii) "Articles Supplementary" shall mean the Articles Supplementary Creating and Fixing the Rights of Taxable Auction Market Preferred Securities filed by the Company in the office of the State Department of Assessments and Taxation of the State of Maryland, substantially in the form attached hereto as Exhibit A.

          iv) "Auction" shall have the meaning specified in Section. 2(a) hereof.

          v)   "Auction   Procedure"   shall   mean   the   auction   procedures
               constituting Part II of the Articles Supplementary as of the filing thereof.

          vi) "Authorized Officer" shall mean each Senior Vice President, Vice President, Assistant Vice President, Trust Officer and Assistant Manager of the Auction Agent assigned to its Corporate Trust & Agency Services and every other officer or employee of the Auction Agent designated as an Authorized Officer for purposes hereof in a communication to the Company.

          vii) "Broker-Dealer Agreement" shall mean each agreement among the Company, the Auction Agent and a Broker-Dealer substantially in the form attached hereto as Exhibit B.

          viii)"Company Officer" shall mean the Chairman of the Board of Directors, each Vice Chairman of the Board of Directors (whether or not designated by a number or word or words added before or after the title "Vice Chairman of the Board of Directors"), the President, each Vice President (whether or not designated by a number or word or words added before or after the title "Vice President"), the Secretary, the Treasurer, each Assistant Secretary and Assistant Treasurer of the Company and any other officer or employee of the Company designated as a "Company Officer" for purposes hereof in a notice to the Auction Agent.

          ix) "Settlement Procedures" shall mean the Settlement Procedures attached hereto as Exhibit C.

     c) Rules of Construction. Unless the context or use indicates another or different meaning or intent, the following rules shall apply to the construction of this Agreement:

          i) Words importing the singular number shall include the plural number and vice versa.

          ii) The captions and headings herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

          iii) The words "hereof", "herein", "hereto" and other words of similar import refer to this Agreement as a whole.

          iv) All references herein to a particular time of day shall be to New York City time.

2)   The Auction.

     a) Purpose; Incorporation by Reference of Auction Procedures and Settlement Procedures.

          i) The Articles Supplementary provide that the Applicable Rate for AMPS for each Subsequent Rate Period thereof shall, except under certain conditions, be the rate per annum that a bank or trust company appointed by the Company advises results from implementation of the Auction Procedures for AMPS. The Board of Directors has adopted a resolution appointing Bankers Trust Company as Auction Agent for purposes of the Auction Procedures for AMPS. The Auction Agent accepts such appointment and agrees to follow the procedures set forth in this Section 2 and the Auction Procedures for the purpose of determining the Applicable Rate for MMP for each Subsequent Rate Period thereof for which the Applicable Rate is to be determined by an Auction. Each periodic implementation of such procedure is hereinafter referred to as an "Auction".

          ii) All of the provisions contained in the Auction Procedures and the Settlement Procedures are incorporated herein by reference in their entirety and shall be deemed to be a part hereof to the same extent as if such provisions were fully set forth herein.

     b) Preparation for Each Auction; Maintenance of Registry of Beneficial Owners.

          i) Not later than the Date of Original Issue, the Company shall provide the Auction Agent with a list of the Broker-Dealers, and a manually signed copy of the Broker-Dealer Agreement. Not later than seven days prior to any Auction Date for AMPS for which any change in such list of Broker-Dealers is to be effective, the Company will notify the Auction Agent in writing of such change and, if any such change involves the addition of a Broker-Dealer to such list, shall cause to be delivered to the Auction Agent for execution by the Auction Agent a Broker-Dealer Agreement manually signed by such Broker-Dealer; provided, however, if the Company proposed to designate any Special Rate Period of AMPS pursuant to Section 4 of Part 1 of the Articles Supplementary, not later than 11:00 A.M. on the Business Day before the Auction next preceding the first day of such Rate Period of by such later time or date, or both, as may be agreed to by the Auction Agent, the Company shall provide the Auction Agent with a list of Broker-Dealers and a manually signed copy of each Broker-Dealer Agreement or a new Schedule A to a Broker-Dealer Agreement (which Schedule A shall replace and supersede any previous Schedule A to such Broker-Dealer Agreement) with each Broker-Dealer. The Auction Agent and the Company shall have entered into a Broker-Dealer Agreement with each Broker-Dealer prior to the participation of any such Broker-Dealer in any Auction.

          ii) In the event that any Auction Date shall be changed after the Auction Agent shall have given the notice referred to in clause
               (iv) of paragraph (a) of the Settlement Procedures, or after the notice referred to in Section 2(e)(i) hereof, if applicable, the Auction Agent, by such means as the Auction Agent deems practicable, shall give notice of such change to the Broker-Dealers not later than the earlier of 9:15 A.M. on the new Auction Date and 9:15 A.M. on the old Auction Date.

         iii)

               (1) The Auction Agent shall maintain a registry of the Beneficial Owners of the shares of AMPS, who shall constitute Existing Holders of shares for purposes of Auction and shall indicate thereon the identity of the respective Broker-Dealer of each Existing Holder, if any, on whose behalf such Broker-Dealer submitted the most recent Order in any Auction which resulted in such Existing Holder continuing to hold or purchasing shares of AMPS. The Auction Agent shall keep such registry current and accurate. The Company shall provide or cause to be provided to the Auction Agent at or prior to the Date of Original Issue a list of the initial Existing Holders of the shares of AMPS, the number of shares purchased by each such Existing Holder and the respective Broker-Dealer of such Existing Holder or the affiliate thereof through which each such Existing Holder purchased such shares. The Auction Agent may rely upon, as conclusive evidence of the identities of the Existing Holders of shares of AMPS (A) such list, (B) the results of Auctions and (C) notices from any Broker-Dealer as described in the first sentence of this Section.

               (2) In the event of any partial redemption of AMPS, the Auction Agent shall, at least two Business Days prior to the next auction for AMPS, request each Broker-Dealer to provide the Auction Agent with a list of Persons who such Broker-Dealer believes should remain Existing Holders after such redemption based upon inquiries of those persons such Broker-Dealer believes are Beneficial Owners as a result of the most recent Auction and with respect to each such Person, the number of shares of AMPS such Broker-Dealer believes are owned by such Person after such redemption. In the absence of receiving any such information from any Broker-Dealer, the Auction Agent may continue to treat the Persons listed in its registry of Existing Holders as the Beneficial Owner of the number of shares of AMPS shown in such registry.

               (3) The Auction Agent shall be required to register a transfer of shares of AMPS from an Existing Holder of shares of AMPS only if such transfer is made to another Existing Holder, or other Person if permitted by the Company, and only if such transfer is made (A) pursuant to an Auction or (B) the Auction Agent has been notified in writing (i) in a notice substantially in the form of Exhibit D to the Broker-Dealer Agreements by a Broker-Dealer of such transfer or (ii) in a notice substantially in the form of Exhibit E to the
                    Broker-Dealer   Agreements  by  the   Broker-Dealer  of  any
                    Existing Holder, or other Person if permitted by the Company, that purchased or sold such shares of AMPS in an Auction of the failure of such shares of AMPS to be transferred as a result of such Auction. The Auction Agent is not required to accept any such notice for an Auction unless it is received by the Auction Agent by 3:00 P.M. on the Business Day preceding such Auction.

          iv) The Auction Agent may request the Broker-Dealers, as set forth in the Broker-Dealer Agreements, to provide the Auction Agent with a list of Persons who such Broker-Dealer believes should be
               Existing Holders based upon inquiries of those Persons such Broker-Dealer believes are Beneficial Owners as a result of the most recent Auction and with respect to each such Person, the number of shares of AMPS such Broker-Dealer believes to be owned by such Person. The Auction Agent shall keep confidential such registry of Existing Holders and shall not disclose the identities of the Existing Holders of such shares of AMPS to any Person other than the Company and the Broker-Dealer that provided such information; and such information shall not be used by the Auction Agent or its officers, employees, agents or representatives for any purpose other than such purposes as are described herein. The Auction Agent shall transmit any list of customers that Broker-Dealers believe are Existing Holders of AMPS and information related thereto only to its officers, employees, agents or representatives who need to know such information for purposes of acting in accordance with this Agreement and shall use its reasonable efforts to prevent transmission of such information to others and shall cause its officers, employees, agents and representatives to abide by the foregoing confidentiality restrictions; provided, however, that the Auction Agent shall have no responsibility or liability for the actions of any of its officers, employees, agents or representatives after they have left the employ of the Auction Agent.

     c) Information Concerning Rates.

          i) The Rate Multiple on the date of this Agreement for AMPS is 150%. If there is any change in credit rating of AMPS, currently rated "AA" by S&P and "aa1" by Moody's (or any substitute or successor rating agency) referred to in the definition of "Rate Multiple" resulting in any change in the Rate Multiple for AMPS after the date of this Agreement, the Company shall notify the Auction Agent in writing of such change in the Rate Multiple prior to 9:00 A.M. on the Auction Date succeeding such change. In determining the Maximum Rate for AMPS on any Auction Date as set forth in Section 2(c)(ii)(1) hereof, the Auction Agent shall be entitled to rely on the last Rate Multiple of AMPS of which is has most recently received notice from the Company (or, in the absence of such notice, the percentage set forth in the first sentence of this paragraph (i)), except that if the Company shall have notified the Auction Agent of a Rate Multiple to be in effect for an Auction Date in accordance with the preceding sentence, the Rate Multiple in effect for the next succeeding Auction Date shall be, unless the Company notified the Auction Agent of a change in the Rate Multiple for such succeeding Auction Date pursuant to this Section 2(c)(i), the Rate Multiple that was in effect on the first preceding Auction Date for AMPS with respect to which the dividend, the rate for which was fixed on such Auction Date, did not include any amount ineligible for the Dividends Received Deduction.

          ii)

               (1) On each Auction Date for AMPS, the Auction Agent shall determine the Maximum Rate. The Maximum Rate for AMPS on any Auction Date shall be:

               (a) In the case of any Auction Date which is not the Auction Date immediately prior to the first day of any proposed Special Rate Period designated by the Company pursuant to
                    Section 4 of the Part I of the Articles Supplementary, the product of (a) the "AA" Composite Commercial Paper Rate on such Auction Date for the next Rate Period of AMPS and (b) the Rate Multiple (equal to 150% as long as the AMPS have a minimum rating of AA-/aa3) on such Auction Date, unless the AMPS has or had a Special Rate Period and an Auction at which Sufficient Clearing Bids existed has not yet occurred for a Minimum Rate Period of AMPS after such Special Rate Period, in which case the higher of:

                         1. The dividend rate on shares of AMPS for the then-ending Rate Period, and

                         2. The product of (x) the higher of (i) the "AA" Composite Commercial Paper Rate on such Auction Date for the then-ending Rate Period of AMPS, if such Rate Period consists of less than four Dividend Periods, or the Treasury Rate on such Auction Date for such Rate Period, if such Rate Period consists of more than four Dividend Periods, and (ii) the "AA" Composite Commercial Paper Rate on such Auction Date for such Special Rate Period of AMPS, if such Special Rate Period consists of less than four Dividend Periods, or the Treasury Rate on such Auction Date for such Special Rate Period, if such Special Rate Period consists of four or more Dividend Periods and (y) the Rate Multiple on such Auction Date; or

               (b) in the case of any Auction Date which is the Auction Date immediately prior to the first day of any proposed Special Rate Period designated by the Company pursuant to Section 4 of Part I of the Articles Supplementary, the product of (a) the highest of (x) the "AA" Composite Commercial Paper Rate on such Auction Date for the then-ending Rate Period of AMPS, if such Rate Period consists of less than four Dividend Periods, or the Treasury Rate on such Auction Date for such Rate Period, if such Rate Period consists of four or more Dividend Periods, (y) the "AA" Composite Commercial Paper Rate on such Auction Date for the Special Rate Period for which the Auction is being held if such Special Rate Period consists of less than four Dividend Periods or the Treasury Rate on such Auction Date for the Special Rate Period for which the Auction is being held if such Special Rate Period consists of four or more Dividend Periods, and
                    (z) the "AA" Composite Commercial Paper Rate on such Auction Date for Minimum Rate Periods and (b) the Rate Multiple on such Auction Date.

                         1. Not later than 9:30 A.M. on each Auction  Date,  the
                    Auction Agent shall notify the Company and the Broker-Dealers of the Maximum Rate so determined and the "AA" Composite Commercial Paper Rate(s) and Treasury Rate(s), as the case may be, used to make such determination.

                         2. From and after a Failure to  Deposit by the  Company
                    during any Rate Period of AMPS, until such failure is cured and a Late Charge (as defined in Section 2(f)(i)(2)) is paid, in accordance with Section 2(c)(i) of Part I of the Articles Supplementary, on the first day of each Rate Period of AMPS the Auction Agent shall determine the Treasury Rate for such Rate Period if such Rate Period consists of four or more Dividend Periods and the "AA" Composite Commercial Paper Rate for such Rate Period if such Rate Period consists of less than four Dividend Periods. Not later than 9:30 A.M. on each such first day, the Auction Agent shall notify the Company of the applicable "AA" Composite Commercial Paper Rate and Treasury Rate.

               3. If any "AA" Composite Commercial Paper Rate or Treasury Rate, as the case may be, is not quoted on an interest basis, the Auction Agent shall convert the quoted rate to the interest equivalent thereof as set forth in the definition of such rate in the Articles Supplementary if the rate obtained by the Auction Agent is quoted on a discount basis, or if such rate is quoted on a basis other than an interest or discount basis the Auction Agent shall convert the quoted rate to an interest rate after consultation with the Company as to the method of such conversion.

               4.   If any "AA" Composite  Commercial  Paper Rate is to be based on rates supplied by Commercial Paper Dealers and one or more of the Commercial Paper Dealers shall not provide a quotation for the determination of such "AA" Composite Commercial Paper Rate, the Auction Agent shall immediately notify the Company so that the Company can determine whether to select a Substitute Commercial Paper Dealer or Substitute Commercial Paper Dealers to provide the quotation or quotations not being supplied by any Commercial Paper Dealer or Commercial Paper Dealers. The Company shall promptly advise the Auction Agent of any such selection.

               5. If any Treasury Rate is to be based on rates supplied by U.S. Government Securities Dealers and one or more U.S. Government Securities Dealers shall not provide a quotation for the determination of such Treasury Rate, the Auction Agent shall immediately notify the Company so that the Company can determine whether to select a Substitute U.S. Government Securities Dealer or Substitute U.S. Government
                    Securities Dealers to provide the quotation or quotations not being supplied by any U.S. Government Securities Dealer or U.S. Government Securities Dealers. The Company shall promptly adviser the Auction Agent of any such selection.

     d) Auction Schedule. The Auction Agent shall conduct Auctions in accordance with the schedule set forth below. Such schedule may be changed by the Auction Agent with the consent of the Company, which consent shall not be unreasonably withheld or delayed. The Auction Agent shall give written notice of any such change to each
          Broker-Dealer. Such notice shall be given prior to the close of business on the Business Day next preceding the first Auction Date on which any such change shall be effective.


Time                                        Event

By 9:30 A.M.                                Auction Agent advises the
                                            Company and Broker-Dealers of the
                                            applicable Maximum rate and the "AA"
                                            Composite Commercial Paper Rate(s)
                                            and Treasury Rate(s), as the case
                                            may be, used in determining such
                                            Maximum rate as set forth Section
                                            2(c)(ii) hereof.

9:30 A.M. - 1:00 P.M.               Auction Agent assembles  information  communicated to it by Broker-Dealers as provided in
                                    Section (iii)A of the Auction Procedures.  Submission deadline is 1:00 P.M.

Not earlier than 1:00 P.M.          Auction Agent makes determinations pursuant to Section 4(a) of the Auction Procedures.


By approximately 3:00 P.M.          Auction  Agent  advises  Company of results of Auction as provided in Section 4(b) of the
                                    Auction Procedures

                                            Submitted Bids and Submitted Sell
                                            Orders are accepted and rejected and
                                            shares of AMPS allocated as provided
                                            in Section 5 of the Auction
                                            Procedures. Auction Agent gives
                                            notice of Auction results as set
                                            forth in Paragraph (a) of the
                                            Settlement Procedures.

The Auction Agent shall follow the notification procedures as set forth in paragraph (a) of the Settlement Procedures.

     e) Designation of Special Rate Period.

          i) The Articles Supplementary provide that, subject to the Company's option to designate a Special Rate Period as preferred to in paragraph (ii) of this Section 2(e), each Rate Period of AMPS will be a Minimum Rate Period (a duration of 28 days, subject to certain exceptions). Not less than 10 nor more than 20 days prior to the last day of any such Rate Period that is not a Minimum Rate Period, (i) the Company shall deliver to the Auction Agent a notice of the Auction Date of the next succeeding Auction for AMPS in the form of Exhibit D hereto and (ii) the Auction Agent shall deliver such notice by first-class mail, postage prepaid, to each Existing Holder of shares of AMPS at the address set forth for such Existing Holder in the records of the Auction Agent and to the Broker-Dealers for AMPS as promptly as practicable after its receipts of such notice from the Company.

          ii) Pursuant to the Articles Supplementary, the Company may, at its option, designate a Special Rate Period for AMPS in the manner described in Section 4 of Part I of the Articles Supplementary.

          (1) If the Board of Directors proposes to designate any succeeding Subsequent Rate Period of AMPS as a Special Rate Period, (A) the Company shall deliver to the Auction Agent a notice of such proposed Special Rate Period in the form of Exhibit E hereto not less than 20 nor more than 30 days prior to the first day of such proposed Special Rate Period and (B) the Auction Agent on behalf of the Company shall deliver such notice by first-class mail, postage prepaid, to each Existing Holder of shares of AMPS at the address set forth for such Existing Holder in the records of the Auction Agent and to the Broker-Dealers for AMPS as practicable after its receipt of such notice from the Company.

          (2) If the Board of Directors determines to designate such succeeding Subsequent Rate Period as a Special Rate Period, (A) the Company shall deliver to the Auction Agent a notice of such determination in the form of Exhibit F hereto not later than 11:00 A.M. on the second Business Day next preceding the first day of such proposed Special Rate Period (or such later time or date, or both, as may be agreed to by the Auction Agent), and (B) the Auction Agent shall deliver such notice to the Broker-Dealers for AMPS not later than 3:00 P.M. on such second Business Day (or, if the Auction Agent has agreed to a later time or date, as promptly as practicable thereafter).

          (3) If the Company shall deliver to the Auction Agent a notice stating that the Company has determined not to exercise its option to designate such succeeding Subsequent Rate Period as a Special Rate Period with respect to which it has delivered a notice in the form of Exhibit E hereto not later than 11:00 A.M. on the second Business Day next preceding the first day of such proposed Special Rate Period (or such later time or date, or both, as may be agreed to by the Auction Agent), or shall fail to timely deliver either such notice or a notice in the form of Exhibit F hereto, the Auction Agent shall deliver a notice in the form of Exhibit G hereto to the Broker-Dealers for AMPS not later than 3:00 P.M. on such second Business Day (or, if the Auction Agent has agreed to a later time or date, as promptly as practicable thereafter).

Such change in the length of any Rate Period shall not occur if, among other things, (a) on the Auction Date next preceding the first day of such Rate Period Sufficient Clearing Bids shall not exist or (b) a Failure to Deposit shall have occurred prior to such change with respect to shares of AMPS which shall not have been timely cured or the Late Charge shall not have been paid, in each case in accordance with the Articles Supplementary.

     f) Failure to Deposit.

        i        If:

          (1) Any Failure to Deposit shall have occurred with respect to shares of AMPS during any Rate Period thereof (other than any Special Rate Period consisting of four or more dividend periods or any Rate Period succeeding any Special Rate Period consisting of four or more dividend periods during which a Failure to Deposit occurred that has not been cured); and

     (2) prior to 12:00 Noon on the third Business Day next succeeding the date on which such Failure to Deposit occurred, such Failure to Deposit shall have been cured in accordance with the next succeeding sentence and the Company shall have paid to the Auction Agent a late charge (a "Late Charge") equal to the sum of (A) if such Failure to Deposit consisted of the failure to pay timely to the Auction Agent the full amount of dividends with respect to any Dividend Period on the shares of AMPS, an amount computed by multiplying (1) 225% of the "AA" Composite Commercial Paper Rate for the Rate Period during which such Failure to Deposit occurs on the Dividend Date for such Dividend Period by (2) a fraction, the numerator of which shall be the number of days for which such Failure to Deposit has not been cured in accordance with the next succeeding sentence (including the day such Failure to Deposit occurs and excluding the day such Failure to Deposit is cured) and the denominator of which shall be 360, and applying the rate obtained against the aggregate liquidation preference of the outstanding shares of AMPS and (B) if such Failure to Deposit consisted of the failure to pay timely to the Auction Agent the cash Redemption Price of the shares of AMPS, if any, for which Notice of Redemption has been given by the Company pursuant to Section 3(b) of Part I of the Articles Supplementary, an amount computed by multiplying (x) 225% of the "AA" Composite Commercial Paper Rate for the Rate Period during which such Failure to Deposit occurs on the redemption date by (y) a fraction, the numerator of which shall be the number of days for which such Failure to Deposit is not cured in accordance with the next succeeding sentence (including the day such Failure to Deposit occurs and excluding the day such Failure to Deposit is cured) and the denominator of which shall be 360, and applying the rate obtained against the aggregate liquidation preference of the outstanding shares of AMPS to be redeemed, then the Auction Agent shall deliver a notice in the form of Exhibit H hereto by first-class mail, postage prepaid to the Broker-Dealers for AMPS not later than one Business Day after its receipt from the Company of the payment curing such Failure to Deposit and the payment of such Late Charge. A Failure to Deposit with respect to AMPS shall have been cured (if such Failure to Deposit is not solely due to the willful failure of the Company to make the required payment to the Auction Agent) with respect to any Rate Period thereof if, not later than 12:00 Noon on the fourth Business Day preceding any Auction Date therefore the Company shall have paid to the Auction Agent (A) all accumulated and unpaid dividends on the shares of AMPS and (B) without duplication, the Redemption Price for the shares of AMPS, if any, for which Notice of Redemption has been given by the Company pursuant to Section 3(b) of Part I of the Articles Supplementary.

        ii       If:

          (1) Any Failure to Deposit shall have occurred with respect to shares of AMPS during a Rate Period thereof (other than any Special Rate Period consisting of four or more Dividend Periods or any Rate Period succeeding any Special Rate Period consisting of four or more Dividend Periods during which a Failure to Deposit occurred that has not been cured), and, prior to 12:00 Noon on the third Business Day next succeeding the date on which such Failure to Deposit occurred, such Failure to Deposit shall not have been cured within the meaning of the last sentence of Section 2.6(a) hereof and the Company shall have paid the applicable Late Charge to the Auction Agent, but such Failure to Deposit shall subsequently be so cured and the Company shall have paid the applicable Late Charge; or

          (2) Any Failure to Deposit shall have occurred with respect to shares of AMPS during a Special Rate Period consisting of four or more Dividend Periods, or during any Rate Period succeeding any Special Rate Period consisting of four or more Dividend Periods during which a Failure to Deposit occurred that has not been cured, and such Failure to Deposit shall subsequently have been cured within the meaning of the last sentence of Section 2(f)(i) hereof and the Company shall have paid the applicable Late Charge, then the Auction Agent shall deliver a notice in the form of Exhibit I hereto to the Broker-Dealers for AMPS not later than one Business Day after the receipt from the Company of the payment curing such Failure to Deposit and the payment of such Late Charge.

     g)   Broker-Dealers.

          i Not later than 12:00 Noon on each Dividend Payment Date for AMPS, the Company shall pay to the Auction Agent an amount in cash equal to the aggregate fees payable to the Broker-Dealers for AMPS pursuant to Section 2.8 of the Broker-Dealer Agreements for AMPS. The Auction Agent shall advise the Company of the amount referred to in the preceding sentence in respect of such Auction not later than 4:00 P.M. on the Business Day preceding such Dividend Payment Date. The Auction Agent shall apply such moneys as set forth in Section 2.8 of each such Broker-Dealer Agreement. To the extent that moneys are not payable to a Broker-Dealer because Sufficient Clearing Bids did not exist in the relevant Auction and the AMPS therefore continue to be held despite being subject to a Submitted Sell Order, the Auction Agent shall repay such money to the Company.

          ii The Auction Agent shall terminate any Broker-Dealer Agreement as set forth therein if so directed by the Company provided that at least one Broker-Dealer Agreement would be in effect after such termination.

          iii The Auction Agent shall from time to time enter into such Broker-Dealer Agreements with one or more Broker-Dealers as the Company shall request, and shall enter into such schedules to any such Broker-Dealer Agreements as the Company shall request.

          iv The Auction Agent shall maintain and update from time to time a list of Broker-Dealers .

     h) Ownership of Shares of AMPS. The Company shall notify the Auction Agent if the Company or any affiliate (as such term is defined in the Investment Company Act of 1940, as amended) acquires any shares of AMPS. Neither the Company nor any affiliate of the Company shall submit any Order in any Auction for the AMPS. The Auction Agent shall have no duty or liability with respect to enforcement of this Section 2(h).

     i) Access to and Maintenance of Auction Records. The Auction Agent shall, upon the written request of the Company, afford to the Company and its agents, independent accountants and legal counsel access at reasonable times during normal business hours to all books, records, documents and other information concerning the Auction Agent's services hereunder. The Auction Agent shall maintain such records for a period of six (6) years (for two (2) years in an easily accessible place), at which time the Auction Agent shall return to the Company such records, no more frequently than once each calendar quarter, and such records shall, in reasonable detail, accurately and fairly reflect the actions taken by the Auction Agent hereunder

3)       The Auction Agent as AMPS Paying Agent.

     a)   Company to Provide for Dividends and Redemptions.

          i) Not later than 12:00 Noon on the Business Day immediately preceding each Dividend Payment Date with respect to which dividends on the AMPS have been declared (or each payment date with respect to the declaration of Additional Distributions (an "Additional Distribution Payment Date")), the Company shall deposit or cause to be deposited with the Auction Agent sufficient funds (available on such Dividend Payment Date or Additional Distribution Payment Date in New York City) for the payment of such dividends and any Additional Distributions. The Company hereby irrevocably instructs the Auction Agent to apply such funds deposited with the Auction Agent to the payment of such dividends and any Additional Distributions on such Dividend Payment Date or Additional Distribution Payment Date. The Company may direct, in writing, the Auction Agent to invest any available funds in Short-Term Money Market Instruments; provided that the proceeds of any such investments will be available in New York City at the opening of business on such Dividend Payment Date or Additional Distribution Payment Date.

          ii) If the Company shall give a Notice of Redemption, then, not later than 12:00 Noon on the Business Day immediately preceding the date fixed for redemption, the Company shall deposit with the Auction Agent sufficient funds (available on such redemption date in New York City) to redeem the AMPS called for redemption in such Notice of Redemption and hereby irrevocably instructs the Auction Agent to apply such funds and, if applicable, the income and proceeds received therefrom, to the payment of the redemption price for such AMPS upon surrender of the certificate or certificates therefore. The Company may direct, in writing, the Auction Agent to invest any available funds in Short-Term Money Market Instruments; provided that the proceeds of any such investments will be available in New York City at the opening of business on the redemption date.

          iii) The Auction Agent shall not be liable or responsible for any loss, in whole or in part, incurred or resulting from any investments made pursuant to paragraph (i) or (ii) of this
               Section 3(a), such investments being solely for the account of and at the risk of the Company. The Auction Agent also shall not be liable to the extent that investments made by the Auction Agent at the direction of the Company pursuant to clause (i) or
               (ii) of this Section 3(a) do not constitute Short-Term Money Market Instruments.

          iv) If pursuant to Paragraph (i) or (ii) of this Section 3(a), the Company directs the Auction Agent to invest in Short-Term Money Market Instruments and the Auction Agent receives income on such investments, then the Auction Agent shall (to the extent that such income is not required to pay dividends, Additional Distributions or the redemption price of shares to be redeemed, as the case may be), upon the request of the Company, transmit such income to the Company.

     b) Disbursing Dividend and Redemption Price. Subject to receipt of the requisite funds, the Auction Agent shall pay to the Holders of the AMPS (i) on each Dividend Payment Date for the AMPS, dividends on such AMPS, and (ii) on any date fixed for redemption of AMPS, the redemption price for any AMPS called for redemption upon presentation and surrender of the certificate or certificates evidencing AMPS held by such Holders and called for redemption. The amount of dividends for any Rate Period or portion thereof to be paid by the Auction Agent to the Holders will be determined by the Company as set forth in Section 2(c) of Part I of the Articles Supplementary. The redemption price to be paid by the Auction Agent to the Holders will be determined by the Company as set forth in Section 3(a) of Part I of the Articles Supplementary. The Company shall deliver to the Auction Agent any Notice of Redemption required by Section 3(b) of Part I of the Articles Supplementary when mailed by the Company to the Holders of the shares to be redeemed. Such notice shall contain the information required by such Section 3(b) to be stated in the Notice of Redemption, The Auction Agent shall have no duty or responsibility in connection with any Notice of Redemption and shall have no duty or responsibility to determine the redemption price and may rely on the amount thereof set forth in such notice.

     c)   Certificate of Eligible Asset Coverage.

          i) The Company shall, no later than the close of business on the third Business Day immediately following each Eligible Asset Evaluation Date, deliver or cause to be delivered to the Auction Agent a fully completed Certificate of Eligible Asset Coverage (a "Certificate of Eligible Asset Coverage"), dated as of such Eligible Asset Evaluation Date.

          ii) If the Certificate of Eligible Asset Coverage indicates that the Eligible Asset Coverage was not met as of any Eligible Asset Evaluation Date, or if the Certificate of Eligible Asset Coverage is not delivered when required, then the Company, no later than the close of business on the second Business Day following the Eligible Asset Cure Date related to such Eligible Asset Evaluation Date, shall deliver to the Auction Agent a Certificate of Eligible Asset Coverage, dated as of such Eligible Asset Cure Date, indicating that the Eligible Asset Coverage was met as of such Eligible Asset Cure Date.

     d) Accountant's Certificates. With respect to the Certificate of Eligible Asset Coverage relating to the Eligible Asset Evaluation Date on the Date of Original Issue and, thereafter, with respect to the Certificate of Eligible Asset Coverage relating to the last Eligible Asset Evaluation Date in each fiscal quarter and such other one Eligible Asset Evaluation Date during such fiscal quarter as selected by the Independent Accountants, and relating to any Eligible Asset Cure Date, the Company shall cause the Independent Accountants to deliver an Accountants' Certificate, containing the information set forth in Section 7(b) of Part I of the Articles Supplementary, to the Auction Agent with respect to the Accountants' Certificate relating to the last Eligible Asset Evaluation Date in each fiscal quarter and such other one Eligible Asset Evaluation Date during such fiscal quarter as selected by the Independent Accountants, no later than the close of business on the seventh Business Day following the last day of the related fiscal quarter (such seventh Business Day being referred to herein as the "Confirmation Date") and shall cause each Accountants' Certificate relating to any Eligible Asset Cure Date to be delivered to the Auction Agent no later than the close of business on the second Business Day following such Eligible Asset Cure Date.

     e)   Notice of Special Meeting of Holders of the AMPS of the Company.

          i) If an event described in Section 5(c) of Part I of the Articles Supplementary occurs resulting in the commencement of a Voting Period, then the Auction Agent shall, upon receipt from the Company of a notice (the "Notice") of a special meeting of the Holders of the AMPS (a "Special Meeting"), mail the Notice to all Holders of AMPS who were Holders of record at the close of business on the fifth Business Day preceding the date of mailing of the Notice to such Holders (the "Record Date"). The Auction Agent shall insert the Record Date, the date of the Special Meeting and the time of day of such meeting, as specified by the Company, in the Notice.

          ii) If at any time after the Auction Agent shall have mailed the Notice but before the Special Meeting shall have been held, all accumulated and unpaid dividends (including Additional Distributions, if any) on all then-outstanding AMPS including the accumulated and unpaid dividends for the current Rate Period for the AMPS shall have been paid or declared and a sum sufficient for the payment of such dividends deposited with the Auction Agent, the Auction Agent shall, upon receipt from the Company of a notice of cancellation of such Special Meeting, mail such notice as soon as practicable to all Holders of AMPS who were Holders of record at the close of business on the Record Date.

          iii) The Company shall provide a temporary chairman for any Special Meeting. The Auction Agent shall have no obligations in connection with such meeting, except with respect to the mailing of the Notice pursuant to this Agreement.

4)  The Auction Agent as Transfer Agent and Registrar.

     a) Original Issue of Stock Certificates. Upon the Date of the Original Issue of AMPS, one certificate representing all of the shares of AMPS issued on such date shall be issued by the Company and, at the request of the Company, registered in the name of Cede & Co. and countersigned by the Auction Agent.

     b) Registration of Transfer of Shares. Shares of AMPS shall be registered solely in the name of the Securities Depository or its nominee. If the Securities Depository shall give notice of its intention to resign as such and if the Company shall not have selected a substitute Securities Depository, then upon such resignation, the AMPS shall be registered for transfer or exchange, and a new certificate or certificates shall be issued in the name or names of the designated transferee or transferees upon surrender of the old certificate or certificates in form deemed by the Auction Agent properly endorsed for transfer with all necessary endorsers' signatures guaranteed, in such manner and form as the Auction Agent may require, by a guarantor reasonably believed by the Auction Agent to be responsible, accompanied by such assurances as the Auction Agent shall deem necessary or appropriate to evidence the genuineness and effectiveness of each necessary endorsement and satisfactory evidence of compliance with all applicable laws relating to the collection of taxes or funds necessary for the payment of such taxes.

     c) Removal of Legend on Restricted Shares. All requests for removal of legends on certificates representing shares of AMPS indicating restrictions on transfer shall be accompanied by an opinion of counsel stating that such legends may be removed and such shares freely transferred, such opinion to be delivered under cover a letter from a Company Officer authorizing the Auction Agent to remove the legend on the basis of said opinion.

     d) Lost Stock Certificates. The Auction Agent shall issue and register replacement certificates for certificates represented to have been lost, stolen or destroyed upon the fulfillment of such requirements as shall be deemed appropriate by the Company and the Auction Agent, subject at all times to provisions of law, the By-Laws of the Company governing such matters and resolutions adopted by the Company with respect to lost securities. The Auction Agent may issue new certificates in exchange for and upon the cancellation of mutilated certificates. Any request by the Company to the Auction Agent to issue a replacement or new certificate pursuant to this Section 4(d) shall be deemed to be a representation and warranty by the Company to the Auction Agent that such issuance will comply with such provisions of law and the By-Laws and resolutions of the Company.

     e) Disposition of Cancelled Certificates; Record Retention. The Auction Agent shall retain all stock certificates which have been canceled in transfer or exchange and all accompanying documentation in accordance with applicable rules and regulations of the Securities and Exchange Commission for two calendar years. Upon the expiration of this two-year period, the Auction Agent shall deliver to the Company the canceled certificates and accompanying documentation. The Company shall also undertake to furnish to the Securities and Exchange Commission and to the Board of Governors of the Federal Reserve System, upon demand, at either the principal officer or at any regional office, complete, correct and current hard copies of any and all such records.

     f) Stock Books. For so long as the Auction Agent is acting as the transfer agent for AMPS pursuant to this Agreement, it shall maintain a stock book containing a list of the Holders of the shares of AMPS. In case of any request or demand for inspection of the stock books of the Company or any other books in the possession of the Auction Agent, the Auction Agent will notify the Company and secure instructions as to permitting or refusing such inspection. The Auction Agent reserves the right, however, to exhibit the stock books or other books to any Person in case it is advised by its counsel that its failure to do so would be unlawful.

     g) Return of Funds. Any funds deposited with the Auction Agent hereunder by the Company for any reason (except for the redemption of shares of AMPS) that remain unpaid after twelve (12) months shall be repaid to the Company upon the written request of the Company, together with interest, if any, received thereon. Any funds deposited with the Auction Agent hereunder by the Company for the redemption of shares of AMPS that remain unpaid after twenty-four (24) months shall be repaid to the Company upon the written request of the Company, together with interest, if any, received thereon.

5) Representations and Warranties of the Company. The Company represents and warrants to the Auction that:

     a) The Company is a duly incorporated and validly existing corporation in good standing under the laws of the State of Maryland and has full corporate power to execute and deliver this Agreement and to authorize, create and issue the shares of AMPS and the shares of AMPS when issued, will be duly authorized, validly issued, fully paid and nonassessable;

     b) This Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes the legal, valid, binding and enforceable obligation of the Company, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles;

     c) The form of the certificate evidencing the shares of AMPS complies with all applicable laws of the State of Maryland;

     d) When issued, the shares of AMPS will have been duly registered under the Securities Act of 1933, as amended, and no further action by or before any governmental body or authority of the United States or of any state thereof is required in connection with the execution and delivery of this Agreement or will have been required in connection with the issuance of the shares of AMPS;

     e) The execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the issuance and delivery of the shares of AMPS do not and will not conflict with, violate or result in a breach of, the terms, conditions or provisions of, or constitute a default under, the Articles of Incorporation (as amended by one or more Articles Supplementary) or the By-Laws of the Company, any law or regulation, any order or decree of any court or public authority having jurisdiction, or any mortgage, indenture, contract, agreement or undertaking to which the Company a party or by which it is bound; and

     f) No taxes are payable upon or in respect of the execution of this Agreement or the issuance of the shares of AMPS.


6)   The Auction Agent

     a)   Duties and Responsibility.

          i The Auction Agent is acting solely as agent for the Company hereunder and owes no fiduciary duties to any other Person by reason of this Agreement.

          ii The Auction Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Auction Agent.

          iii The Auction Agent shall have no duty or responsibility to verify or determine the accuracy of any document delivered to it in accordance with the terms hereof. The Auction Agent shall have no duty or responsibility to enforce the obligations of the Company to provide the Auction Agent with any notice or document.

          iv In the absence of bad faith or negligence on its part, the Auction Agent shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties under this Agreement. The Auction Agent shall not be liable for any error of judgment made in good faith unless the Auction Agent shall have been negligent in ascertaining the pertinent facts.

     b)   Rights of the Auction Agent.

          i The Auction Agent may rely and shall be protected in acting or refraining from acting upon any communication authorized herby and upon any written instruction, notice, request, direction, consent, report, certificate, share certificate or other instrument, paper or document believed in good faith by it to be genuine. The Auction Agent shall not be liable for acting upon any telephone communication authorized hereby which the Auction Agent believes in good faith to have given by the Company or by a Broker-Dealer. The Auction Agent may record telephone communications with the Company or with the Broker-Dealers or both.

          ii The Auction Agent may consult with counsel of its choice and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

          iii The Auction Agent shall not be required to advance, expend or risk its own funds or otherwise incur or become exposed to financial liability in the performance of its duties hereunder.

          iv The Auction Agent may perform its duties and exercise its rights hereunder either directly or by or through agents or attorneys.

     c) Auction Agent's Disclaimer. The Auction Agent makes no representation as to the validity or adequacy of this Agreement, the Broker-Dealer Agreements or the shares of AMPS.

     d)   Compensation, Expenses and Indemnification.

          i The Company shall pay the Auction Agent from time to time reasonable compensation for all services rendered by it under this Agreement and the Broker-Dealer Agreements.

          ii The Company shall indemnify the Auction Agent for and hold it harmless against any loss, liability or expense incurred without negligence or bad faith on its part, arising out of or in connection with its agency under this Agreement and the Broker-Dealer Agreements, including the costs and expenses of defending itself against any such claim or liability in connection with its exercise or performance of any of its duties hereunder and thereunder for which it is entitled to indemnification hereunder or thereunder.

7)   Miscellaneous

     a)   Term of Agreement.

          i The term of this Agreement is unlimited unless it shall be terminated as provided in this Section 7(a)(i). The Company may terminate this Agreement at any time by so notifying the Auction Agent; provided that the Company has entered into an agreement in substantially the form of this Agreement with a successor Auction Agent or no shares of AMPS remain outstanding. The Auction Agent may terminate this Agreement upon written notice to the Company on the date specified in such notice, which termination may be no earlier than the Business Day after the second Dividend Payment Date for the AMPS following delivery of such notice.

          ii Except as otherwise provided in this paragraph (ii), the respective rights and duties of the Company and the Auction Agent under this Agreement with respect to AMPS shall cease upon termination of this Agreement. The Company's representations, warranties, covenants and obligations to the Auction Agent under Sections 5 and 6(d) hereof shall survive the termination of this Agreement. Upon termination of this Agreement, the Broker-Dealer Agreements shall automatically terminate and the duties of the Auction Agent under each of the Broker-Dealer Agreements shall cease and at the Company's request, the Auction Agent shall promptly deliver to the Company copies of all books and records maintained by it.

     b) Communications. Except for (i) communications authorized to be by telephone pursuant to this Agreement or the Auction Procedures and
          (ii) communications in connection with Auctions (other than those expressly required to be in writing), all notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be give to such party, addressed to it, at its address or facsimile number set forth below:

        If to the Company, addressed:

                  Boulder Total Return Fund, Inc.
                  1680 38th Street, Suite 800
                  Boulder, CO 80301
                  Attention: Chief Financial Officer
                  Telephone No:   (303) 444-5483
                  Facsimile No:    (303) 443-3617

                  If to the Auction Agents, addressed (2 copies):

                  Bankers Trust Company, as Auction Agent
                  4 Albany Street, 4th Floor
                  New York, New York 10006
                  Attention: Auction Rate Securities
                  Telephone No.: 212-250-6850
                  Facsimile No. : 212-250-1502

Or such other address or facsimile number as such party may hereafter specify for such purpose by notice to the other party. Each such notice, request or communication shall be effective when delivered at the address specified herein. Communications shall be given on behalf of the Company by a Company Officer and on behalf of the Auction Agent by an Authorized Officer.

     c) Entire Agreement. This Agreement contains the entire Agreement between the parties relating to the subject matter hereof, and there are no other representations, endorsements, promises, agreements or understandings, oral, written or implied, between the parties relating to the subject matter hereof except for agreements relating the compensation of the Auction Agent.

     d) Benefits. Nothing herein, express or implied, shall give to any Person, other than the Company, the Auction Agent and their respective successors and assigns, any benefit of any legal or equitable right, remedy or claim hereunder.

     e)   Amendment; Waiver.

          i This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by the parties hereto.

          ii Failure of either party hereto to exercise any right or remedy hereunder in the event of a breach hereof by the other party shall not constitute a waiver of any such right or remedy with respect to any subsequent breach.

     f) Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of each of the Company and the Auction Agent.

     g) Severability. If any clause, provision or section hereof shall be ruled invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of such clause, provision or section shall not affect any of the remaining clauses, provisions or sections hereof.

     h) Execution in Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

     i) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in New York without giving effect to the choice of law provisions thereof.

IN WITNESS WHEREOF, the parties hereto have cause this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

BOULDER TOTAL RETURN FUND, INC.


By: ____________________________________
         Carl D. Johns,
Its:     Vice President

BANKERS TRUST COMPANY, as Auction Agent


By: _______________________________
Its:  _______________________________